QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099

November 10, 2003

TransDigm Inc.
on behalf of the Registrants
26380 Curtiss Wright Parkway
Richmond Heights, OH 44143

Re:
Registration Statement on Form S-4
(File No. 333-108340)

Ladies and Gentlemen:

We are counsel to TransDigm Inc., a Delaware corporation (the "Company"), TransDigm Holding Company, Champion Aerospace Inc., Adams Rite Aerospace, Inc., ZMP, Inc., Christie Electric Corp., Marathon Power Technologies Company and TD Finance Corporation (collectively, the "Registrants") and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-108340) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $400,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2011 (the "New Notes") offered in exchange for up to $400,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2011 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). In that connection, we have prepared the section entitled "Material United States Federal Income Tax Considerations" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Original Notes for New Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

We consent to being named in the Registration Statement and related prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/  WILLKIE FARR & GALLAGHER LLP

QuickLinks

  Exhibit 8.1